Exhibit 4.15
THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISES OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS UNDER SUCH SECURITIES ACT AND LAWS OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER OF THIS WARRANT THAT SUCH REGISTRATION IS NOT REQUIRED.
NATIONSHEALTH, INC.
COMMON STOCK PURCHASE WARRANT
     NATIONSHEALTH, INC., a Delaware corporation (the “Company”), hereby agrees that COMVEST NATIONSHEALTH HOLDINGS, LLC, a Delaware limited liability company (the “Holder”), for value received, is entitled, subject to the provisions of this Common Stock Purchase Warrant (this “Warrant”), to purchase from the Company, in whole or in part, One Million (1,000,000) fully paid and non-assessable shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at the Exercise Price set forth below.
     1. Certain Definitions. When used herein, the following terms shall have the following meanings:
     (a) “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     (b) “Effective Date” means fifteen (15) days after the date that the Merger Agreement is terminated pursuant to (i) Section 7.1(c)(i) or Section 7.1(c)(iii) of the Merger Agreement and the Company’s breach triggering such termination shall have been willful or (ii) Section 7.1(b)(iii), Section 7.1(c)(ii), or Section 7.1(d)(iii) of the Merger Agreement.
     (c) “Exercise Notice” means a notice of exercise of all or any portion of this Warrant, in the form attached hereto as Exhibit A.
     (d) “Exercise Price” means $0.01 per share of Common Stock, as adjusted as provided herein.

     (e) “Expiration Date” means the earliest to occur of the following: (i) the exercise of all of the rights represented by this Warrant, (ii) the ten (10) year anniversary of the Effective Date, or (iii) the Effective Time (as defined in the Merger Agreement).
     (f) “Merger Agreement” means that certain Agreement and Plan of Merger dated April 30, 2009, by and among Holder, NationsHealth Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Holder, and the Company.
     (g) “Person” means and includes an individual, limited liability company, partnership, corporation, trust, joint venture, incorporated organization and a government or any department or agency thereof.
     (h) “Securities Act” means the Securities Act of 1933, as amended.
     (i) “Warrant Shares” means the shares of Common Stock issuable to the Holder upon any exercise of this Warrant.
     2. Warrant Exercise; Issuance of Stock Certificates. This Warrant may be exercised by the Holder, in whole or in part, at any time on or after the Effective Date until and including the Expiration Date, as follows:
     (a) This Warrant may be exercised in whole, or in part, by the Holder by delivery of an Exercise Notice and, promptly thereafter, surrender of this Warrant (properly endorsed if required), each at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address set forth in Section 11 hereof), and payment by the Holder of the aggregate Exercise Price for the Warrant Shares to be purchased. Upon such surrender and payment, the Holder shall be entitled to receive a certificate or certificates representing the Warrant Shares so purchased. The Company agrees that the Warrant Shares so purchased shall be deemed to be issued to the Holder as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered for such Warrant Shares and payment made for such Warrant Shares as aforesaid. As promptly as practicable on or after such date, and in any event within five (5) days thereafter, the Company shall, at its expense, issue and deliver to the person or persons entitled to receive the same (i) a certificate or certificates for the Warrant Shares; (ii) in the event that this Warrant is exercised in part, a new Warrant of like tenor representing the portion of the shares of Common Stock, with respect to which this Warrant will not then have been exercised and exercisable for the number of shares for which this Warrant may then be exercised; and (iii) an amount in cash in lieu of any fractional shares as provided in Section 5 hereof.

     (b) Notwithstanding anything contained herein to the contrary, the Holder may, at its election exercised in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Exercise Price, elect instead to receive upon such exercise a certificate or certificates representing the number of Warrant Shares (up to the total number of Warrant Shares which are subject to this Warrant) multiplied by a fraction, the numerator of which shall be the difference between the then fair market value of one share of the Common Stock and the Exercise Price, and the denominator of which shall be the then fair market value of one share of the Common Stock (a “Cashless Exercise”).
     (c) For purposes of the calculation set forth in Section 2(b) above, fair market value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s Common Stock at the time of such exercise, the fair market value per share shall be the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal over a five (5) day period ending with the third business day before the date of determination of fair market value. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per share shall be the per share offering price to the public of the Company’s initial public offering.
     (d) In the event that the Holder does not exercise this Warrant prior to the Expiration Date, to the extent that this Warrant is then exercisable and such exercise would result in the issuance of shares of Common Stock to the Holder, this Warrant shall be deemed automatically exercised for all purposes hereof through a Cashless Exercise as described in Section 2(b) hereof immediately prior to the time at which it would otherwise expire.
     3. Affirmative Covenants. The Company covenants and agrees that the Warrant Shares will, upon exercise of this Warrant and issuance of the Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable, free from all liens and charges with respect to the issuance thereof, and will not be subject to preemptive rights other than pursuant to the Preferred Stock Investment Documents. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will use its best efforts to at all times have authorized and reserved a sufficient number of Common Stock to provide for the exercise of the rights represented by this Warrant, and, from time to time, will take all steps necessary to amend its Second Restated Certificate of Incorporation (as may be amended or restated from time to time, the “Certificate”) to provide sufficient reserves of shares of its capital stock for the Warrant Shares. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares.

     4. Adjustments of Exercise Price and Warrant Shares.
     (a) If at any time prior to the Expiration Date the Company shall (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock of any class, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) reclassify, reorganize or effect any similar transaction with respect to any of its shares of Common Stock, or in substitution or exchange therefor (other than a transaction referred to in Section 4(b)), then thereafter the number of Warrant Shares (or other class of capital stock, if applicable) shall be automatically increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock (or other class of capital stock, if applicable) by reason of such action, and the Exercise Price after such action shall, in case of an increase in the number of shares, be proportionately decreased and, in case of a decrease in the number of shares, be proportionately increased so that the aggregate Exercise Price of this Warrant shall be unchanged.
     (b) If at any time prior to the Expiration Date, the Company is a party to (1) a share exchange or merger of the Company with and into another company (other than the transaction contemplated by the Merger Agreement) (a “Merger”), (2) any agreement providing for the sale of substantially all of the Company’s assets (an “Asset Sale”), or (3) a “Stock Sale”, which means any transaction or series of transactions (related or unrelated) which result in the person or persons currently owning the shares of Common Stock of the Company no longer owning, immediately after such transaction or series of transactions, in excess of fifty percent (50%) of the issued and outstanding shares of Common Stock of the Company, other than pursuant to a conversion of the outstanding obligations under the Bridge Loan into shares of Preferred Stock pursuant to the Bridge Loan Documents (any Merger, Asset Sale or Stock Sale shall be considered a “Sale of the Company”), this Warrant shall pertain and apply to the Warrant Shares or other securities and/or property to which the Holder would have otherwise been entitled had this Warrant been exercised in whole immediately prior to the Sale of the Company. The foregoing provisions of this Section 4(b) shall similarly apply to successive share exchanges, mergers, asset sales and stock sales, and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant. In addition, if at any time while this Warrant, or any portion hereof, is outstanding and unexpired, there shall be a Sale of the Company (including, without limitation, pursuant to the consummation of the transactions contemplated by a Takeover Proposal), this Warrant shall be deemed to be automatically exercised in whole through Cashless Exercise as described in Section 2(b) hereof. The Company agrees that such shares to be issued to the Holder upon Cashless Exercise as a result of a Sale of the Company shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date of such transaction.

     (c) In case any event shall occur as to which the provisions of Section 4 are not strictly applicable but failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of such actions, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing (such firm to be subject to the approval of the Holder), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4, necessary to preserve, without dilution, the purchase rights represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.
     (d) An adjustment made pursuant to this Section 4 shall become effective immediately after the payment date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification, reorganization, Sale of the Company or similar transaction.
     (e) Whenever the number of Warrant Shares or the Exercise Price is adjusted as herein provided, the Company shall cause to be mailed to the Holder in accordance with the provisions of Section 11 a notice (i) stating that an event giving rise to an adjustment hereunder has occurred, (ii) setting forth the adjusted number of Warrant Shares and the adjusted Exercise Price and (iii) showing in reasonable detail the computations and the facts upon which such adjustments are based.
     (f) No adjustment pursuant to this Section 4 shall require the Company to issue fractional shares and, in lieu thereof, the number of shares to be issued upon the exercise of this Warrant shall be rounded to the nearest whole number.
     (g) At any time on or after the Effective Date, the Company will not, by amendment of its Certificate or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) will not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of the Warrants from time to time outstanding, and (iii) will not take any action which results in any adjustment of the Exercise Price if the total number of shares of Common Stock issuable after the action upon the exercise of the Warrant would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate and available for the purpose of issue upon such exercise. The Company shall also give written notice to the Holder prior to the date on which any such voluntary action described in the first sentence of this Section 4(h) shall take place.

     5. Elimination of Fractions. The Company shall not be required to issue certificates representing fractional shares of Common Stock upon any exercise of this Warrant, but will make a payment in cash, in lieu of issuing such fractional shares, equal to the Exercise Price per share at the time multiplied by such fraction.
     6. Notification to Holder. If, (i) at any time, the Board of Directors of the Company (or any committee thereof) shall authorize or approve any capital reorganization or reclassification of the Common Stock of the Company, or any Sale of the Company, (ii) at any time, the Company (or any other party) shall institute any proceeding seeking an order for relief under the Federal bankruptcy laws or seeking to adjudicate the Company as bankrupt or insolvent, or seeking dissolution, liquidation or winding up of the Company or seeking reorganization under any law relating to bankruptcy or insolvency, or (iii) at any time on or after the Effective Date, the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, then, and in each such case, the Company will mail or cause to be mailed to the Holder a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, Sale of the company, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record-of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Sale of the Company, dissolution, liquidation or winding-up. Such notice shall be mailed by certified or registered mail, postage prepaid prior to the date therein specified.
     7. Term of Warrant. This Warrant shall remain outstanding and exercisable on or after the Effective Date until and including the Expiration Date. To the extent not previously exercised, the rights represented by this Warrant shall thereupon terminate.

     8. Closing of Books. The Company will at no time close its transfer books in any manner which interferes with the timely exercise of the rights represented by this Warrant.
     9. No Rights as a Stockholder. The Holder shall not be deemed for any purpose to be a stockholder of the Company with respect to any Warrant Shares which may be acquired hereunder except to the extent that the Warrant shall have been properly exercised with respect thereto and payment has been made therefor in accordance with Section 2, provided, however that at all times on or after the Effective Date the Company will furnish to Holder, promptly upon their becoming available and at the request of the Holder, copies of all financial statements, reports, and notices sent or made available by the Company to any of its stockholders, and copies of any and all regular and periodic reports, registration statements and prospectuses filed by the Company with any securities exchange or with the U.S. Securities and Exchange Commission.
     10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Holder, to: ComVest Investment Partners III, L.P. One North Clematis Suite 300 West Palm Beach, Florida 33401 Attention: Cecilio Rodriguez Facsimile: (561) 671-3225
     with a copy (which shall not constitute notice) to:

Foley & Lardner LLP 100 North Tampa Street Suite 2700 Tampa, FL 33602 Attention: Steven W. Vazquez Facsimile: (813) 221-4210

If to the Company, to: NationsHealth, Inc. 13630 NW 8th Street Suite 210 Sunrise, Florida 33325 Attention: Chief Executive Officer Facsimile: (954) 903-5005
     with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
201 South Biscayne Boulevard
22nd Floor
Miami, Florida 33131
Phone: 305.358.3500
Fax: 305.347.6500
Attention: Ira J. Coleman, Esq.
               Frederic L. Levenson, Esq.
               Harris Siskind, Esq.

and

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Phone: 312.372.2000
Fax: 312.984.7700
Attention: Helen R. Friedli, Esq.
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 10, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.
     11. Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate issuable upon exercise of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant or stock certificate, the Company at its expense shall execute and deliver, in lieu of this Warrant or stock certificate, a new warrant or stock certificate of like tenor and amount.

     12. Investor Representations. The Holder acknowledges that it is acquiring this Warrant and Warrant Shares for the Holder’s own account and not as a nominee for any other party and that the Holder has no present intention of selling this Warrant or the Warrant Shares in a public distribution in violation of the federal securities laws or any applicable state securities laws. The Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act.
     13. Transfer of Warrant.
          (a) Transferability and Nonnegotiability of Warrant. This Warrant may not be transferred or assigned in whole or in part (i) prior to the Effective Date or (ii) on or after the Effective Date without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). On or after the Effective Date and subject to the provisions of this Warrant with respect to compliance with the Securities Act, title to this Warrant may be transferred by endorsement (by the Holder executing the Assignment Form annexed hereto (the “Assignment Form”)) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.
          (b) Exchange of Warrant Upon a Transfer. On surrender of this Warrant for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Warrant with respect to compliance with the Securities Act and with the limitations on assignments and transfers contained in this Section 14, the Company at its expense shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder may direct, for the number of shares issuable upon exercise hereof.
          (c) Legend. This Warrant and any certificates representing the Warrant Shares issued to the Holder shall bear on the face thereof substantially the following legend and any additional legends as may be required under state securities laws:
          “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL OR UPON EVIDENCE THAT SUCH REGISTRATION IS NOT REQUIRED.”

     14. Warrant Agent. The Company may, on written notice to the Holder, appoint an agent for the purposes of issuing Common Stock upon the exercise of this Warrant and of replacing or exchanging this Warrant, and after that appointment any such issuance, replacement, or exchange shall be made at that office by that agent.
     15. Governing Law. This Warrant is made under and shall be governed by and construed in accordance with the internal laws of, and enforced by the courts located within, the State of Delaware, without giving effect to any principles of conflict of laws.
     16. Successors and Assigns. The provisions of this Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and transferees.
     17. Further Assurances. The Company agrees that it will execute and record such documents as the Holder shall reasonably request to secure for the Holder any of the rights represented by this Warrant.
     18. Amendment and Modifications. This Warrant may be amended, modified or supplemented only by written agreement of the Company and the Holder.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

NATIONSHEALTH, INC.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO

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